CRSI Group, Inc                                826 Broadway, 9th Floor
Tel: ((212) 505 0282                           New York, New York 10003
                                               Contact:
                                               Bob Gartzman, Investor Relations
                                               haydenfc@adelphia.net
                                               (561) 447 7177


Press Release

           CRSI Group, Inc (CRSX) Announces Contract to Merge with
               Three Kazakhstan Companies in the Oil Industry

           Profitable Oil Service Companies with Proved Oil Reserves


  New York, New York, Feb. 28, 2006 - CRSI Group, Inc (CRSX: PK), today announced the signing of a share exchange agreement under which it will, on closing, acquire a 95% equity interest in three privately held Kazakh companies engaged in the oil production and oil service sector, namely: Scientific Industrial Firm Dank, LLC, Central Geophysical Expedition, LLC, and A-Fidan, LLC. The closing is scheduled for May 15, 2006 in order to allow for the completion of the audit of the financial statements of the three companies.

  In addition to the share exchange agreement, CRSX announced the following:


       * After the closing, CRSI Group will initiate a shareholder action to change its corporate name to Caspian International Oil Corporation. CRSI will also apply for a new stock trading symbol when the name change becomes effective.

       * In preparation for the closing, the Kazakh companies have engaged the international accounting firm BDO Seidman (www.bdo.com) to conduct an audit of their financial statements for calendar years 2004 and 2005. The Kazakh companies are also in the process of engaging Ryder Scott (/www.ryderscott.com) to prepare a report on their oil reserves.

       * Upon closing, Professor Nurlan S. Janseitov, a principal in the Kazakh companies, will be appointed as Chairman of the Company's Board of Directors and as Chief Executive Officer. Jeremy Feakins, CRSX current Chairman and Chief Executive Officer, has agreed to remain with the Company as a member of the Board of Directors.

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  "In a world concerned about diminishing oil and gas reserves, Caspian has a series of strategic initiatives designed to build upon an already successful and profitable oil service business and an oil license with proven oil and gas reserves", said Jeremy Feakins outgoing CEO of CRSX Group, Inc. "As a publicly traded company, Caspian will have the infrastructure in place to accelerate the growth of the Company. With Professor Nurlan S. Janseitov, and Caspian's other management talent, we have a team capable of taking the new Caspian to the next level. I'm proud to be continuing with the Company as a member of the Board of Directors."

  Professor Nurlan S. Janseitov said: "The new Caspian will operate through its three subsidiaries as follows: A-Fidan owns Kor-Tazh LLP which operates the license covering 22 square Km. oil and gas license with 18 million barrels of recoverable reserves, including 4 million barrels of proved reserves. Dank and Central Geophysical employ about 500 highly skilled employees who are engaged in the oil service sector, namely, seismic acquisition, processing, interpretation, topography, and mapping using the latest American equipment and technology. As a publicly traded company, Caspian will be positioned to leverage the capital markets to execute its strategic plan and successfully expand into additional oil and gas exploration and production activities." Upon closing Caspian will have approximately 62 million shares issued and outstanding on a fully diluted basis.

  Safe Harbor Statement

  Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause CRSX actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the fact that there are contingencies which may cause the contract with the Kazakhstan oil companies to be terminated, and the fact that the individuals who manage the Kazakhstan oil companies have no experience in managing a U.S. public company and may prove unable to do so adequately. If these or other risk factors are realized, investors in CRSX could lose their investment.

  CRSX Group, Inc

  INVESTOR RELATIONS: Contact: Robert Gartzman 561-447-7177